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                                                                     Exhibit 3.2
                                                                     -----------

                             CERTIFICATE OF AMENDMENT

                                        OF

                             ARTICLES OF INCORPORATION

                                        OF

                                PACTEL CORPORATION



       S. L. Ginn and M. G. Gill certify that:

       1. They are the Chairman of the Board and the Secretary, respectively, of PacTel Corporation, a California corporation.

       2. Article FIRST of the Articles of Incorporation of the corporation is amended to read as follows:

            FIRST:  The name of the corporation is:

                 AirTouch Communications

       3. The foregoing amendment has been duly approved by the Board of Directors of the corporation.

       4. The foregoing amendment has been duly approved by the required vote of shareholders of the corporation in accordance with section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote with respect to the amendment was 424,000,000. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

       Dated:  February 15, 1994.




                                /s/ S. L. Ginn
                                Chairman of the Board



                                /s/ M. G. Gill
                                Secretary







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